FORM OF CO-SUB-ADVISORY AGREEMENT

BETWEEN

LIBERTY STREET ADVISORS, INC.

AND

FOOTHILL CAPITAL MANAGEMENT, LLC

THIS CO-SUB-ADVISORY AGREEMENT (the “Agreement”), dated as of ________, 2019, is entered into by and between Liberty Street Advisors, Inc., a New York corporation with its principal office and place of business at 100 Wall Street, Floor 20, New York, NY 10005 (the “Advisor”) and Foothill Capital Management, LLC, a Delaware limited liability company, with its principal office and place of business at 590 Madison Avenue, Floor 21, New York, NY 10022 (the “Sub-advisor”).

WHEREAS, Advisor has entered into an Investment Advisory Agreement dated ___________, 2019 (the “Advisory Agreement”) with Investment Managers Series Trust, a Delaware statutory trust, with its principal office and place of business at 235 W. Galena Street, Milwaukee, WI 53212 (the “Trust”);

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company and may consist of multiple series and issue its shares of beneficial interest, no par value, in separate classes;

WHEREAS, pursuant to the Advisory Agreement, and subject to the direction and control of the Board of Trustees of the Trust (the “Board”), the Advisor acts as investment advisor for the series of the Trust listed on Appendix A hereto (the “Funds”);

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision of the Board, to delegate certain of its duties under the Advisory Agreement, including furnishing investment advisory services, to other registered investment advisors subject to the requirements of the 1940 Act; and

WHEREAS, the Advisor has entered into an investment co-sub-advisory agreement with Castle Financial & Retirment Planning Associates, Inc. (the “Co-Sub-advisor”) on behalf of each Fund similar in form and substance to this Agreement (the “Castle Financial Agreement”);

WHEREAS, the Advisor desires to retain the Sub-advisor to furnish co-investment advisory services with the Co-Sub-advisor for the Fund, and the Sub-advisor is willing to provide those services on the terms and conditions set forth in this Agreement.

WHEREAS, each of the Sub-Advisor and the Co-Sub-Advisor has agreed to furnish investment co-sub-advisory services to each Fund, each a series of the Trust, which is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Advisor and the Sub-advisor hereby agree as follows:

SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS

(a) The Advisor hereby appoints and employs the Sub-advisor, subject to the oversight of the Advisor and the direction and control of the Board, and in coordination with the Co-Sub-advisor, to manage the investment and reinvestment of the assets of the Fund (such assets, the “Portfolio”) and, without limiting the generality of the foregoing, to provide other services as specified herein. The Sub-advisor accepts this appointment and agrees to render the services set forth herein for the compensation set forth in Section 4 of this Agreement.

(b) In connection therewith, the Advisor has delivered to the Sub-advisor copies of (i) the Trust’s Agreement and Declaration of Trust and By-Laws (collectively, as amended from time to time, the “Charter Documents”), (ii) the Trust’s current Prospectus and Statement of Additional Information for the Fund (collectively, as currently in effect and as amended or supplemented, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the 1940 Act, (iii) each plan of distribution or similar document adopted by the Trust with respect to the Fund under Rule 12b-1 under the 1940 Act (each a “Plan”) and each current shareholder service plan or similar document adopted by the Trust with respect to the Fund (each a “Service Plan”); and (iv) all procedures adopted by the Trust with respect to the Fund, and shall promptly furnish the Sub-advisor with all amendments of or supplements to the foregoing. The Advisor shall deliver to the Sub-advisor: (x) a copy of the resolution of the Board appointing the Sub-advisor as a sub-advisor to the Fund and authorizing the execution and delivery of this Agreement; (y) a copy of all proxy statements and related materials relating to the Fund; and (z) any other documents, materials or information that the Sub-advisor shall reasonably request to enable it to perform its duties pursuant to this Agreement.

(c) The Sub-advisor has delivered to the Advisor and the Trust (i) a copy of its Form ADV as most recently filed with the SEC; (ii) a copy of its code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code”); and (iii) a copy of its compliance manual pursuant to applicable regulations, including its proxy voting policies and procedures, which proxy voting policy and procedures will be included in the Trust’s registration statement. The Sub-advisor shall promptly furnish the Advisor and Trust with all amendments of and supplements to the foregoing.

SECTION 2. DUTIES OF THE ADVISOR

In order for the Sub-advisor to perform the services required by this Agreement, the Advisor (i) shall cause all service providers to the Trust to furnish information to the Sub-advisor and assist the Sub-advisor as may be required, (ii) shall ensure that the Sub-advisor has reasonable access to all records and documents relevant to the Portfolio maintained by the Trust, the Advisor or any service provider to the Trust, and (iii) shall deliver to the Sub-advisor copies of all material relevant to the Sub-advisor or the Portfolio that the Advisor provides to the Board in accordance with the Advisory Agreement.

SECTION 3. DUTIES OF THE SUB-ADVISOR

(a) The Advisor delegates authority to the Sub-advisor, and the Sub-advisor in coordination with the Co-Sub-advisor for so long as the Castle Financial Agreement is in effect will have joint discretion with the Co-Sub-advisor to make decisions with respect to all purchases and sales of securities and other investment assets in the Portfolio, and for that portion of the Portfolio managed by the Sub-advisor will vote all proxies for securities and exercise all other voting rights with respect to such securities in accordance with the Sub-advisor’s written proxy voting policies and procedures. To carry out such decisions, the Sub-advisor is hereby authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Fund, to place orders and issue instructions with respect to all transactions of the Portfolio. In all purchases, sales and other transactions in securities and other investments for the Portfolio, the Sub-advisor is authorized to exercise full joint-discretion with the Co-Sub-advisor for so long as the Castle Financial Agreement is in effect, and act for the Trust in the same manner and with the same force and effect as the Trust and the Advisor, pursuant to the Advisory Agreement, might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions of the Portfolio, such as proxy voting with respect to the securities of the Portfolio. The Sub-advisor and its duly authorized employees are authorized to direct the Fund’ custodian to open and maintain brokerage accounts for securities and other property for and in the name of the Fund and to execute for the Fund as its agent, standard customer agreements with such broker or brokers as the Sub-advisor shall select as provided above.

Consistent with Section 28(e) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”), the Sub-advisor may allocate brokerage on behalf of the Fund to broker-dealers who provide brokerage or research services to the Sub-advisor. The Sub-advisor may aggregate sales and purchase orders of the assets of the Portfolio with similar orders being made simultaneously for other accounts advised by the Sub-advisor or its affiliates. Whenever the Sub-advisor simultaneously places orders to purchase or sell the same asset on behalf of the Portfolio and one or more other accounts advised by the Sub-advisor, the Sub-advisor will allocate the order as to price and amount among all such accounts pursuant to procedures designed to be equitable over time to each account.

(b) The Sub-advisor will report to the Board at each regular quarterly meeting thereof as requested by the Advisor or the Board all material changes in the Portfolio since the prior report, and will also keep the Board and the Advisor informed at such meetings of important developments affecting the Trust, the Portfolio and the Sub-advisor, and on its own initiative, will furnish the Board from time to time with such information as the Sub-advisor may believe appropriate for this purpose, whether concerning the individual companies the securities of which are included in the Portfolio’s holdings, the industries in which such companies engage, the economic, social or political conditions prevailing in each country in which the Portfolio maintains investments, or otherwise. The Sub-advisor will also furnish the Board and the Advisor with such statistical and analytical information with respect to investments of the Portfolio as the Sub-advisor may believe appropriate or as the Board reasonably may request. In making purchases and sales of securities and other investment assets for the Portfolio, the Sub-advisor will refer to the policies and procedures set from time to time by the Board as well as the limitations imposed by the Charter Documents and Registration Statement, the limitations in the 1940 Act, the Securities Act, the Internal Revenue Code of 1986, as amended, and other applicable laws and the investment objectives, policies and restrictions of the Fund. The policies and procedures set by the Board will be communicated by the Advisor to the Sub-advisor in advance, in writing.

(c) The Sub-advisor will from time to time employ or associate with such persons as the Sub-advisor believes to be particularly fitted to assist in the execution of the Sub-advisor's duties hereunder, the cost of performance of such duties to be borne and paid by the Sub-advisor. No obligation may be incurred on the Trust’s or Advisor’s behalf in any such respect.

(d) The Sub-advisor will promptly report to the Board and the Advisor all material matters relating to the Sub-advisor’s organizational structure, professional staff, and any other significant developments that may affect the Sub-advisor’s provision of services under this Agreement. On an annual basis, the Sub-advisor shall report on its compliance with its Code and its compliance policies and procedures to the Advisor and to the Board and upon the written request of the Advisor or the Trust, the Sub-advisor shall permit the Advisor and the Trust, or their respective representatives to examine the reports required to be made to the Sub-advisor under the Code and its compliance policies and procedures. The Sub-advisor will notify the Advisor and the Trust in writing of any change of control of the Sub-advisor at least 90 days prior to any such changes. Any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Sub-advisor shall be communicated to the Advisor and the Trust as promptly as possible.

(e) The Sub-advisor will maintain records relating to its portfolio transactions and placing and allocation of brokerage orders as are required to be maintained by the Trust under the 1940 Act. The Sub-advisor shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required under the 1940 Act, the Advisers Act, the 1934 Act, the Commodity Exchange Act, as amended, and the rules and regulations thereunder all documents and records relating to the services provided by the Sub-advisor pursuant to this Agreement required to be prepared and maintained by the Sub-advisor under such laws, rules and regulations. To the extent required by law, the books and records pertaining to the Trust which are in possession of the Sub-advisor shall be the property of the Trust. The Advisor and the Trust, or their respective representatives, upon reasonable advance notice, shall have access to such books and records during the Sub-advisor's normal business hours. Upon the reasonable request of the Advisor or the Trust, copies of any such books and records shall be provided promptly by the Sub-advisor to the Advisor and the Trust, or their respective representatives.

(f) The Sub-advisor will cooperate with the Fund’ independent public registered accounting firm and shall take reasonable action to make all necessary information available to the accounting firm for the performance of the accounting firm’s duties.

(g) The Sub-advisor will provide the Fund’ custodian and Fund’ accountant on each business day with such information relating to all transactions concerning the Portfolio’s assets under the Sub-advisor’s control as the custodian and Fund’ accountant may reasonably require. The Sub-advisor will (i) provide access to one or more portfolio managers of the Sub-advisor who are knowledgeable about a security/issuer, its financial condition, trading and/or other relevant factors for valuation, which portfolio managers shall be available for consultation upon reasonable request; (ii) assist the Advisor or the Fund’ custodian in obtaining bids and offers or quotes from brokers/dealers or market-makers with respect to securities held by the Fund, upon the reasonable request of the Advisor or Fund’ custodian; (iii) upon the reasonable request of the Advisor or the Fund’ co-administrator(s), provide recommendations for fair valuations which are to be determined, as applicable, by the Trust’s Valuation Committee in accordance with the Trust’s fair valuation procedures that may be in place from time to time; and (iv) maintain adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and provide such information to the Advisor or Trust upon request, with such records being deemed Trust records. The parties acknowledge that the Sub-advisor and the Fund’ co-administrator or recordkeeping agent of the Fund may use different pricing vendors, which may result in valuation discrepancies.

(h) The Sub-advisor will not have custody of any securities, cash or other assets of the Fund and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reasonable reliance on instructions of Sub-advisor. The custodian will be responsible for the custody, receipt and delivery of securities and other assets of the Fund, and the Sub-advisor shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of the Fund.

SECTION 4. COMPENSATION; EXPENSES

(a) For all of the services rendered with respect to the Fund as herein provided, the Advisor shall pay to the Sub-advisor an annual management fee as set forth in Appendix B. Such fee shall be accrued by the Advisor daily and shall be payable monthly in arrears on the first business day of each calendar month for services performed hereunder during the prior calendar month. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to the Fund, the Advisor shall pay to the Sub-advisor such compensation as shall be payable prior to the effective date of termination.

(b) During the term of this Agreement, the Sub-advisor will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Portfolio. The Sub-advisor shall, at its sole expense, employ or associate itself with such persons as it reasonably believes to be particularly fitted to assist it in the execution of its duties under the Agreement. Except as may be mutually agreed in writing, the Sub-advisor shall not be responsible for the Trust’s, or the Fund’ expenses, including any extraordinary and non-recurring expenses.

SECTION 5. INDEMNIFICATION

(a) Except as may otherwise be provided by the 1940 Act or any other federal securities law, Advisor shall indemnify and hold harmless Sub-advisor, its officers, employees, consultants, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act) (collectively, “Sub-advisor Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-advisor Indemnitees may become subject at common law or otherwise due to (i) any material breach by the Advisor of this Agreement, (ii) any willful misfeasance, bad faith, fraud, gross negligence or reckless disregard of Advisor in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the Prospectus, Statement of Additional Information, proxy materials, advertisements or sales literature of the Fund if such statement was made in reliance upon information furnished to the Sub-advisor by the Advisor in writing and intended for use therein.

(b) Except as may otherwise be provided by the 1940 Act or any other federal securities law, Sub-advisor shall indemnify and hold harmless the Advisor, its officers, employees, consultants, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act) (collectively, “Advisor Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Advisor Indemnitees may become subject at common law or otherwise, due to (i) any material breach by the Sub-advisor of this Agreement, (ii) any willful misfeasance, bad faith, fraud, gross negligence or reckless disregard of Sub-advisor in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the Prospectus, Statement of Additional Information, proxy materials, advertisements or sales literature of the Fund if such statement was made in reliance upon information furnished to the Advisor by the Sub-advisor in writing and intended for use therein.

(c) The Advisor shall expect of the Sub-advisor, and the Sub-advisor will give the Advisor and the Trust the benefit of, the Sub-advisor's best judgment and efforts in rendering its services hereunder. Nothing herein shall be deemed to protect, or purport to protect, the Sub-advisor against any liability to the Advisor or the Trust to which the Sub-advisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Sub-advisor's duties hereunder, or by reason of the Sub-advisor's reckless disregard of its obligations and duties hereunder.

(d) The Sub-advisor shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Sub-advisor’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

SECTION 6. EFFECTIVENESS, DURATION AND TERMINATION

(a) This Agreement shall become effective with respect to the Fund as of the date hereof; provided, however, that the Agreement has been approved by (i) the vote of a majority of the Trust's Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) by the vote of a majority of the Trust's Trustees who are not parties to this Agreement or interested persons of any such party (other than as trustees of the Trust), cast in person at a meeting called for the purpose of voting on such approval.

(b) This Agreement shall remain in effect with respect to the Fund for a period of two years from the date of its effectiveness and shall continue in effect for successive annual periods with respect to the Fund; provided that such continuance is specifically approved at least annually (i) by the vote of a majority of the Trust's Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) by the vote of a majority of the Trust's Trustees who are not parties to this Agreement or interested persons of any such party (other than as trustees of the Trust), cast in person at a meeting called for the purpose of voting on such approval.

(c) This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, (i) by the Board, or (ii) by a vote of a majority of the outstanding voting securities of the Fund, in each case on 60 days’ written notice to the Sub-advisor, (iii) by the Advisor on 60 days’ written notice to the Sub-advisor and the Trust, or (iv) by the Sub-advisor on 60 days’ written notice to the Advisor and the Trust. This Agreement shall terminate immediately (x) upon its assignment or (y) upon termination of the Advisory Agreement.

(d) In the event that the Sub-advisor resigns pursuant to Section 6(c)(iv) above, and the Advisor seeks to find a replacement sub-adviser, if a replacement sub-adviser has not been hired prior to the end of the 60 day-notice period, then the Sub-advisor agrees to continue to sub-advise the Fund after the end of the 60-day notice period subject to the terms of this Agreement until a replacement sub-adviser has been hired and commences management of the Portfolio.

SECTION 7. ACTIVITIES OF THE SUB-ADVISOR

(a) The Sub-advisor agrees not to resign during the initial two year period from the effective date of the Agreement unless for a consecutive period of 30 days the Fund’ total assets fall below $10 million; provided however that if the Sub-advisor upon the advice of its counsel believes it must resign as sub-advisor to the Fund to meet its fiduciary obligations under the Advisers Act and/or the 1940 Act, and the Sub-advisor provides the Advisor and the Trust with written notice pursuant to provision 6(c)(iv), above, of its need to resign as sub-advisor to the Fund due its fiduciary obligations, then this provision 7(a) shall not apply and the Sub-advisor may resign as sub-advisor to the Fund pursuan to provisions 6(c)(iv) and 6(d), above.

(b) For so long as the Sub-advisor serves as Sub-advisor to the Fund, the Sub-advisor agrees not to begin to manage, as investment advisor or investment sub-advisor, any other publicly offered open-end management investment company registered under the Securities Act of 1933, as amended, and the 1940 Act with investments, an investment methodology and an investment strategy substantially similar to that of the Fund (a "Competing Fund"). If the Sub-advisor were to resign as Sub-advisor to the Fund, the Sub-advisor agrees not to begin to manage, as investment advisor or sub-advisor, a Competing Fund for a period of eighteen (18) month after the effective date of such resignation.

(c) Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the Sub-advisor's right, or the right of any of the Sub-advisor's directors, officers or employees, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

SECTION 8. REPRESENTATIONS OF SUB-ADVISOR AND ADVISOR.

Each of the Sub-advisor and the Advisor represents and warrants to the other that:

(a) It is registered as an investment advisor under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;

(b) It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement;

(c) It has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; and

(d) It will promptly notify the other party, as applicable, and the Trust, of the occurrence of any event that would disqualify the Sub-advisor or the Advisor from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

SECTION 9. DISPUTE RESOLUTION

The parties agree that any dispute, claim or controversy relating to or arising out of this Agreement or the interpretation or performance of this Agreement shall be submitted to and administered by JAMS in the state of Delaware. Each Party will be responsible for its respective costs of any such arbitration, including forum fees and fees and expenses of legal counsel.

SECTION 10. MISCELLANEOUS

(a) No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto, subject to the requirements of the 1940 Act and rules thereunder.

(b) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

(c) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

(d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(e) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both the Advisor and Sub-advisor and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(g) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h) Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(i) No affiliated person, employee, agent, director, officer or manager of the Sub-advisor shall be liable at law or in equity for the Sub-advisor’s obligations under this Agreement.

(j) The terms "vote of a majority of the outstanding voting securities", "interested person", "affiliated person," “control” and "assignment" shall have the meanings ascribed thereto in the 1940 Act.

(k) Each of the undersigned warrants and represents that he or she has full power and authority to sign this Agreement on behalf of the party indicated and that his or her signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

LIBERTY STREET ADVISORS, INC.

Name:	Victor Fontana
Title:	President, COO

FOOTHILL CAPITAL MANAGEMENT, LLC

Name:
Title:

Appendix A

Series of the Trust:

All Terrain Opportunity Fund, LLC

Appendix B

Sub-Advisory Fees

30% of the Gross Investment Advisory Fee received by the Advisor